Exhibit 5

                        LEVEL 3 COMMUNICATIONS, INC.
                           3555 Farnam Street
                         Omaha, Nebraska  68131
                            (402) 536-3677
                         Fax:  (402) 536-3645



                              May 14, 1998



Level 3 Communications, Inc.
3555 Farnam Street
Omaha, Nebraska  68131

Gentlemen:

	I have acted as counsel to Level 3 Communications, Inc., a Delaware corporation (the "Company"), in connection with the preparation of a Registration Statement on Form S-8 (the "Registration Statement") relating to the offer and sale by the Company of up to 375,000 shares of its Class D Diversified Group Convertible Exchangeable Common Stock, par value $.01 per share ("Class D Stock"), pursuant to the 1995 Stock Plan of the
Company (as amended April 1, 1998).

	In reaching the conclusions set forth below, I have examined such certificates of public officials and corporate documents and records and have made such other investigations, as I have considered necessary. As to various matters of fact, I have relied on responses to inquiries made of officers and employees of the Company or its subsidiaries.

	Based on the foregoing, I am of the opinion that the Common Stock, when issued, will be duly authorized, validly issued, fully paid and nonassessable.

	I am admitted to practice solely in the State of Nebraska. The opinions set forth above are limited to the General
Corporation Law of the State of Delaware, and I express no opinion with respect to the laws of any other jurisdiction.

	I consent to the filing of this opinion as an exhibit to the Registration Statement.

                            					Very truly yours,



                            					/s/  Matthew J. Johnson
                            					Vice President-Legal